Exhibit 99.1

A123 Systems Announces Third Quarter 2010 Financial Results

WATERTOWN, MA — November 9, 2010 — A123 Systems (Nasdaq: AONE), a developer and manufacturer of advanced Nanophosphate™ lithium ion batteries and systems, today announced financial results for the quarter ended September 30, 2010.

“We remain very optimistic about our opportunities and the pace of customer activity. During the third quarter, A123 made substantial progress in our production ramp-up and shipped a record number of transportation battery packs,” said David Vieau, CEO of A123 Systems.  “Based on updated estimates from certain transportation customers the projected timing for ramping our production volumes has shifted from the fourth quarter of 2010 to the second quarter of 2011.  Our long-term expansion plans with these programs remain unchanged, and we continue to make progress with both new and existing customer relationships.  We advanced our recent development program with a major auto manufacturer for a new electric vehicle program, which we expect will lead to a production agreement. Activity levels in China are also very strong, and the joint venture established between A123 and SAIC Motor Co. Ltd. has been selected to develop battery packs using A123 cells for a new 2012 model year electric passenger car to be produced by SAIC in China.”

Vieau added, “We officially opened our Livonia facility with recognition from several federal, state and local dignitaries.  Production start-up expenses with new products and the new facility being scaled up were greater than initially anticipated, though importantly, we expect the company to meet its target to more than double its worldwide manufacturing capacity on a year-over-year basis by the end of 2010.  We continue to execute against a strategy to be the leading supplier of lithium-ion batteries to the transportation and electric grid markets, which we believe will create a very large and profitable company over the long-term.”

Financial Highlights

Revenue: Total revenue for the third quarter of 2010 was $26.2 million, compared to $23.6 million for the third quarter of 2009.  Within total revenue, product revenue was $19.0 million, compared to $20.0 million in the third quarter of 2009, and services revenue was $7.3 million, compared to $3.6 million in the third quarter of 2009.

For the nine months ended September 30, 2010, A123 Systems reported total revenue of $73.3 million, an increase of 10% compared to revenue of $66.5 million in the same period in 2009. For the nine months ended September 30, 2010, product revenue was $54.3 million, compared to $56.6 million in the same period of 2009, and services revenue was $19.0 million, compared to $9.9 million in the same period of 2009.

Gross Profit/(Loss):  Gross loss was ($3.1) million in the third quarter of 2010, compared to a gross loss of ($1.9) million in the third quarter of 2009.  For the nine months ended September 30, 2010, gross loss was ($8.1) million, compared to ($2.6) million in the same period of 2009.

Net Income/(Loss): Net loss was ($43.7) million, or ($0.42) per common share, based on 104.7 million weighted average common shares outstanding in the third quarter of 2010.  This compared to a net loss of ($22.8) million in the third quarter of 2009, or ($1.78) per common share, based on 12.8 million weighted average common shares outstanding.

Adjusted EBITDA:  Adjusted EBITDA, a non-GAAP financial measure, was ($36.5) million in the third quarter of 2010, compared to ($16.3) million in the third quarter of 2009.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included at the end of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Cash: A123 Systems had cash and cash equivalents of $301 million at September 30, 2010, compared to $353 million at June 30, 2010.  This decrease in cash resulted from continued investments to increase our worldwide manufacturing capacity and global operations.

Other Third Quarter and Year-to-Date Business Metrics

Revenue Mix: During the third quarter of 2010, transportation revenue was $9.5 million, electric grid revenue was $6.0 million and commercial revenue was $3.5 million. This compares to a revenue mix of $8.3 million, $6.3 million and $5.4 million, respectively, in the third quarter of 2009.

For the nine months ended September 30, 2010, transportation revenue was $30.2 million, electric grid revenue was $11.2 million and commercial revenue was $12.8 million. This compares to a revenue mix of $34.0 million, $6.3 million and $16.3 million, respectively, for the first nine months of 2009.

Product Shipments: During the third quarter of 2010, A123 Systems recorded product shipments equivalent to 15.8 million watt hours, compared to 17.1 million watt hours in the third quarter of 2009.

For the nine months ended September 30, 2010, A123 Systems recorded product shipments equivalent to 44.2 million watt hours, compared to 44.8 million watt hours for the first nine months of 2009.

Non-GAAP Financial Measures

This press release contains a non-GAAP financial measure under the rules of the U.S. Securities and Exchange Commission for adjusted EBITDA. This non-GAAP information supplements and is not intended to represent a measure of performance in accordance with disclosures required by generally accepted accounting principles. Non-GAAP financial measures are used internally to manage the business, such as in establishing an annual operating budget. Non-GAAP financial measures are used by A123 Systems management in its operating and financial decision-making because management believes these measures reflect ongoing business in a manner that allows meaningful period-to-period comparisons. Accordingly, A123 Systems believes it is useful for investors and others to review both GAAP and non-GAAP measures in order to (a) understand and evaluate current operating performance and future prospects in the same manner as management does and (b) compare in a consistent manner the company’s current financial results with past financial results. The primary limitations associated with the use of non-GAAP financial measures are that these measures may not be directly comparable to the amounts reported by other companies and they do not include all items of income and expense that affect operations. A123 Systems management compensates for these limitations by considering the company’s financial results and outlook as determined in accordance with GAAP and by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures in the tables attached to this press release.

A123 Systems defines “Adjusted EBITDA” as operating loss plus depreciation and amortization of tangible and intangible assets and stock-based compensation expense.

Conference Call Information

What:	A123 Systems’ third quarter 2010 financial results conference call
When:	Tuesday, November 9, 2010
Time:	5:00 p.m. ET
Webcast:	http://ir.a123systems.com/ (live and replay)
Live Call:	(877) 266-0479, domestic
(678) 894-3048, international
Replay:	(800) 642-1687, domestic, passcode 16056543
(706) 645-9291, international, passcode 16056543

About A123 Systems

A123 Systems, Inc. (Nasdaq: AONE) develops and manufactures advanced lithium ion batteries and battery systems for the transportation, electric grid services and commercial markets. Headquartered in Massachusetts and founded in 2001, A123 Systems’ proprietary nanoscale electrode technology is built on initial developments from the Massachusetts Institute of Technology. For additional information please visit www.a123systems.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the Company’s manufacturing capacity expansion, customer demand for the Company’s products, and the Company’s expectations regarding a production agreement with a major auto manufacturer.

These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond A123 Systems’ control.

A123 Systems’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the timing and terms of the Company’s U.S. government funding, delays in customer and market demand for and adoption of the Company’s products in the transportation, electric grid and other target markets, the Company’s ability to expand its U.S. manufacturing capacity to address anticipated market demand, delays in the development of the Company’s new products, the Company’s ability to attract new customers and retain existing customers, continued delays in production by the Company’s customers, increases in production start-up expenses, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates, failure to negotiate acceptable contract terms with new customers or early termination of the Company’s agreements with key customers, and other risks detailed in A123 Systems’ other publicly available filings with the Securities and Exchange Commission.

Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent A123 Systems’ views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. A123 Systems undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing A123 Systems’ views as of any date subsequent to the date of this press release.

Contacts:

Public Relations:

A123 Systems

Dan Borgasano

617-972-3471

dborgasano@a123systems.com

Edelman

Courtney Kessler

212-277-3720

courtney.kessler@edelman.com

Investor Relations:

ICR, LLC

Garo Toomajanian

617-972-3450

ir@a123systems.com

AONE-F

A123 Systems, Inc.

Unaudited, Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010

Revenue:
Product	$20,008	$18,965	$56,646	$54,297
Services	3,589	7,253	9,873	18,997

Total revenue	23,597	26,218	66,519	73,294

Cost of revenue:
Product	22,570	23,755	61,756	65,086
Services	2,902	5,538	7,407	16,273

Total cost of revenue	25,472	29,293	69,163	81,359

Gross loss	(1,875)	(3,075)	(2,644)	(8,065)

Operating expenses:
Research, development and engineering	13,136	16,019	35,950	43,967
Sales and marketing	1,852	3,506	6,079	9,672
General and administrative	5,290	9,860	17,563	26,904
Production start-up	597	11,751	776	17,168

Total operating expenses	20,875	41,136	60,368	97,711

Operating loss	(22,750)	(44,211)	(63,012)	(105,776)

Other income (expense):
Interest expense, net	(313)	(199)	(823)	(789)
Gain (loss) on foreign exchange	670	713	555	(268)
Unrealized loss on preferred stock warrant liability	(445)	—	(515)	—
Other income	—	87	—	87

Other income (expense), net	(88)	601	(783)	(970)

Loss from operations, before tax	(22,838)	(43,610)	(63,795)	(106,746)

Provision for income taxes	53	125	320	378

Net loss	(22,891)	(43,735)	(64,115)	(107,124)

Less: Net loss attributable to the noncontrolling interest	93	79	667	225

Net loss attributable to A123 Systems, Inc.	(22,798)	(43,656)	(63,448)	(106,899)

Accretion to preferred stock	(17)	—	(45)	—

Net loss attributable to A123 Systems, Inc. common stockholders	$(22,815)	$(43,656)	$(63,493)	$(106,899)

Net loss per share attributable to common stockholders - basic and diluted:	$(1.78)	$(0.42)	$(6.06)	$(1.03)

Weighted average number of common shares outstanding - basic and diluted	12,823	104,743	10,469	104,135

A123 Systems, Inc.

Unaudited, Condensed, Consolidated Balance Sheets

(in thousands)

	December 31,	September 30,
	2009	2010

ASSETS
Current assets:
Cash and cash equivalents	$457,122	$300,833
Restricted cash	1,742	2,220
Accounts receivable, net	17,718	28,047
Inventory	37,438	42,569
Prepaid expenses and other current assets	8,895	7,933

Total current assets	522,915	381,602

Property, plant and equipment, net	71,662	148,401
Goodwill	9,581	9,581
Intangible assets, net	1,254	633
Deposits and other assets	11,698	20,684
Restricted cash, net of current portion	980	2,153
Investments	—	22,443

Total assets	$618,090	$585,497

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit lines	$8,000	$8,000
Current portion of long-term debt	6,456	5,163
Current portion of capital lease obligations	411	1,165
Accounts payable	16,475	42,844
Accrued expenses	11,689	37,182
Other current liabilities	1,859	2,343
Deferred revenue	7,543	11,902
Deferred rent	58	134

Total current liabilities	52,491	108,733

Long-term debt, net of current portion	7,438	3,547
Capital lease obligations, net of current portion	193	3,249
Deferred revenue, net of current portion	26,142	25,901
Deferred rent, net of current portion	630	1,330
Other long-term liabilities	2,866	3,596

Total liabilities	89,760	146,356

Commitments and contingencies

Stockholders’ equity
Common stock	103	105
Additional paid-in capital	767,694	785,639
Accumulated deficit	(238,668)	(345,567)
Accumulated other comprehensive loss	(909)	(921)

Total A123 Systems, Inc. stockholders’ equity	528,220	439,256
Noncontrolling interest	110	(115)

Total stockholders’ equity	528,330	439,141

Total liabilities and stockholders’ equity	$618,090	$585,497

A123 Systems, Inc.

Unaudited, Earnings Before Interest, Tax, Depreciation, Amortization and Stock-Based Compensation (“Adjusted EBITDA”)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010

Operating loss	$(22,750)	$(44,211)	$(63,012)	$(105,776)

EBITDA adjustments
Stock-based compensation	2,510	3,249	6,544	8,382
Depreciation and amortization	3,903	4,476	10,207	12,234
Adjusted EBITDA	$(16,337)	$(36,486)	$(46,261)	$(85,160)